EXHIBIT 3.1

AMENDED ARTICLES OF INCORPORATION

OF

DPL INC.

FIRST:  The name of the corporation shall be DPL Inc.

SECOND:  The place in Ohio where the corporation’s principal office is located is the City of Dayton, Montgomery County.

THIRD:  The purposes for which the corporation is formed are (a) to engage only in (and to cause its Significant Subsidiaries to engage only in) (i) those types of businesses and other activities in which the corporation or any of its direct or indirect subsidiaries or controlled partnerships or joint ventures are engaged on the effective date of the Merger (including, without limitation, any geographic or other expansion of such businesses or activities), and (ii) any other business or activity which is deemed necessary, useful or desirable in connection with such existing businesses and activities or any such permitted additional geographic or other expansions of such businesses and activities; provided, that, notwithstanding the foregoing, the corporation may enter into any additional business operations from time to time in the future if, prior to doing so, it shall have obtained written confirmation from each of the Rating Agencies that the entering into of such new businesses will not result in a Ratings Downgrade; and (b) engage in any and all activities or enter into any all agreements, instruments or certificates necessary or incidental to the foregoing or as otherwise provided for in these Amended Articles of Incorporation, the “Permitted Activities”). The corporation shall not engage in any activity (including incurring any indebtedness for borrowed funds) that is not a Permitted Activity.  As used in these Amended Articles of Incorporation: (x) “Significant Subsidiary” means, at any particular time, any subsidiary entity of the corporation whose gross assets or gross revenues (having regard to the corporation's direct and/or indirect beneficial interest in the capital stock or other equity interests of that Subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of the corporation; (y) “Rating Agency” means (i) Standard & Poor’s, (ii) Moody's, and (iii) Fitch, any of their respective subsidiaries or successors, or, in any case, if such person ceases to rate the senior long-term debt of the corporation for reasons outside the control of the corporation, any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934) selected by the corporation as a replacement Rating Agency, and (z) “Ratings Downgrade” means a lowering by any of the Rating Agencies of the rating assigned to the senior long-term debt of the corporation below investment grade by such Rating Agency.

FOURTH:  The number of shares which the corporation is authorized to have outstanding is One Thousand Five Hundred (1,500) common shares, without par value.

FIFTH:  (a) At all times, at least one director of the corporation shall be an Independent Director. “Independent Director” shall mean a director of the corporation who, for so long as the corporation remains listed on the New York Stock Exchange, meets the standards for independence set forth in the New York Stock Exchange Listing Standards, or if such standards are no longer applicable to the corporation, who shall at no time be, or have been, a director, officer, stockholder, associate, customer or supplier of, be employed by, or hold or held at any time (directly or indirectly) any beneficial economic interest in the corporation or its Parent or any subsidiary or Affiliate of Parent (excluding such director's position as such Independent Director of the corporation and any compensation received by such director in such capacity).

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“Parent” shall mean any entity which owns directly or indirectly, 10% or more of the outstanding common shares of the corporation.  “Affiliate” means, with respect to a specified Person (as defined below), any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise).

The Independent Director may not delegate his or her duties, authorities or responsibilities hereunder, nor may he or she serve at any time as a trustee in bankruptcy for any affiliate of the corporation. If the Independent Director resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Board of Directors or the affirmative vote of the Independent Director shall be taken until a successor Independent Director is elected by the shareholders of the corporation and qualifies and approves such action. No resignation, retirement or removal of the Independent Director, and no appointment of a successor Independent Director, shall be effective until the successor Independent Director shall have accepted his or her appointment as an Independent Director. If the Independent Director resigns, dies or becomes incapacitated, or such position otherwise becomes vacant, the shareholders of the corporation agree to use reasonable best efforts to appoint a successor Independent Director within 30 days after such notice of such resignation is received or after such other vacancy.  If there shall not be at least one Independent Director, as required pursuant to this ARTICLE FIFTH, then in office and acting, no vote upon any matter set forth in ARTICLE NINTH shall be taken unless and until such Independent Director shall have been duly elected, qualified and shall have accepted his or her appointment as an Independent Director.

(b)           To the fullest extent permitted by law, the Independent Director shall consider only the interests of the corporation in acting or otherwise voting on the matters referred to in ARTICLE NINTH.  The corporation's Board of Directors will hold regular meetings to review the actions of the officers of the corporation and to authorize and approve all transactions that are contemplated by or are incidental, necessary, suitable or convenient for the accomplishment of the purposes set forth in ARTICLE THIRD.

(c)           Subject to any restriction imposed by the Ohio General Corporation Law, and the power of the shareholders to make, alter, amend or rescind any of the Regulations, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Regulations of the corporation (other than Sections 2, 4 and 11 of Article III, Section 1 of Article IV, and Article X, which may not be altered except by unanimous consent of the Board, including the Independent Director).

SIXTH:  Notwithstanding any provision of the Ohio General Corporation Law, now or hereafter in force, requiring for any purpose, the vote or consent of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required, may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the corporation, or of such class or classes of shares thereof.

SEVENTH: Notwithstanding any provision of the Ohio General Corporation Law now or hereafter in effect, no shareholder shall have the right to vote cumulatively in the election of

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directors.  Without limiting the generality of the immediately preceding sentence, no shareholder shall have the right at any time in the election of directors either to give one candidate as many votes as the number of directors to be elected multiplied by the number of his votes, or to distribute his votes on the same principle among two or more candidates.

EIGHTH:  The corporation shall indemnify any director, officer, incorporator, employee or agent, or any former director or officer of the corporation and any person who is or has served at the request of the corporation as a director, officer, trustee employee or agent of another corporation, partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators) against any and all losses, liabilities, damages, judgments, fines and amounts paid in settlement, and expenses, including attorney fees, actually and reasonably incurred by him or her, by reason of the fact that he or she is or was such director, officer, incorporator, trustee employee or agent, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law as the same may be in effect from time to time.  The indemnification provided herein shall not be deemed to restrict the right of the corporation to (a) indemnify employees, agents and others as permitted by law, (b) purchase and maintain insurance or provide similar protection on behalf of the directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the corporation as contemplated herein, and (c) enter into agreements with such directors, officers, incorporators, employees, agents or others indemnifying them against any and all liabilities asserted against them or incurred by them arising out of their service to the corporation as contemplated herein. Any amendment, repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection of any person entitled to indemnification hereunder existing at the time of such amendment, repeal or modification.

NINTH:  Notwithstanding any other provision of these Articles of Incorporation, the Regulations, or any provision of law that otherwise so empowers the corporation, the corporation shall not, without (a) the affirmative vote of 100% of the members of the Board of Directors, including the affirmative vote of the Independent Director, and (b) the affirmative vote of 100% of the holders of the outstanding common shares of the corporation:

(1)           make an assignment for the benefit of creditors, file a petition of bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, consent or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the corporation;

(2)           amend, alter, change or repeal any part of, or any definition of any defined term used in, any of the following articles hereof:  ARTICLE THIRD, ARTICLE FIFTH, ARTICLE NINTH, or ARTICLE ELEVENTH; or

(3)           permit any of its obligations (including, without limitation, any contingent obligations), whether arising under any agreement, by law or otherwise to be guaranteed, insured,

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backstopped or otherwise supported by any direct or indirect Parent, subsidiary or other Affiliate  of the corporation or any other Person (as defined below).

TENTH:  The Corporation expressly elects not to be governed by Chapter 1704 of the Ohio Revised Code as the same exists or may hereafter be amended.

ELEVENTH:  The corporation shall:

(1)           conduct its own business in its own name and through its duly authorized officers, agents or other representatives, shall not share any graphical common logo with any individual, a corporation, a partnership, limited liability company, association, trust or any other entity or organizations, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”), shall hold itself out and indentify itself as a separate and distinct entity under its own name and not as a division or part of any other Person or entity, and correct any known misunderstanding regarding its separate existence and identity;

(2)           maintain corporate records separate from those of any other Person, and invoices, stationary and business forms, if any, that are separate and distinct from those of any other Person;

(3)           file its own tax returns or participate in a joint/consolidated return pursuant to any tax sharing agreement (the provisions or elections provided in which shall have been determined using an arm’s-length standard), in each case, if applicable;

(4)           pay from its own assets all obligations of any kind incurred by it;

(5)           not hold out its credit or assets as being available to satisfy the obligations of any other Person;

(6)           take all appropriate action necessary to maintain its existence in good standing under the laws of the State of Ohio;

(7)           observe, practice and adhere to all customary and organizational formalities, including those formalities required by these Articles of Incorporation, the Regulations and the Ohio General Corporation Law, and maintain current minute books, records and accounts separate from those of any other Person;

(8)           observe strictly all organizational and procedural matters and formalities required by its constitutive, organizational and formative documents, the Regulations and the Ohio General Corporation Law;

(9)           observe corporate formalities in its dealings with each of its Affiliates and maintain arm’s-length relationships with each of its Affiliates;

(10)           enter into any business transaction with any of its Affiliates only on arm’s-length terms that are not materially more or less favorable to it than the terms and conditions that could have been obtained, under similar circumstances, from unaffiliated Persons;

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(11)           not guarantee the debts of any of its Affiliates, pledge, or grant a security interest in or lien upon, its assets for the benefit of any of its Affiliates, be or hold itself out to be responsible for the debts of any of its Affiliates or the decisions or actions respecting the daily business and affairs of any of its Affiliates;

(12)           cause its assets and liabilities to be separately identified and segregated from the assets and liabilities of any other Person;

(13)           hold all of its assets at all times in its own name or on its behalf and, if held on its behalf by another Person, cause such assets to be kept identifiable (in accordance with customary usages) as assets owned by the corporation;

(14)           manage its business and affairs by or under the direction of the Board of Directors as designated by its constitutive, organizations and formative documents;

(15)           ensure that the Board of Directors duly authorizes its actions as required hereunder and under the Regulations;

(16)           not commingle or pool its funds or other assets with those of its Affiliates or any other Person, and not maintain joint bank accounts or other depository accounts to which it has independent access with any Affiliate or any other Person;

(17)           fairly compensate its directors and officers from its own funds for time spent working on its business or affairs;

(18)           maintain stationery through which all business correspondence and communication are conducted, in each case separate from those of its Affiliates or any other Person;

(19)           to the extent payments are made by checks, have checks in its own name;

(20)           not grant sureties, bonds, comfort letters or assume any other form of joint or several liability for the obligations of any of its Affiliates or any other Person; and

(21)           maintain its financial statements such that, to the extent any interest in the corporation or its assets is reflected in such financial statements, (a) an appropriate notation is made on such consolidated financial statements to indicate the separateness of the corporation from a Parent or Affiliate and to indicate that the corporation’s assets and credit are not available to satisfy the debts and other obligations of such Parent or any other person, except to the extent permitted pursuant to the last paragraph of this ARTICLE ELEVENTH with respect to the corporation’s own direct or indirect subsidiaries, in which case no such notation shall be required, and (b) such assets are also listed on the corporation's own separate balance sheet.

Notwithstanding any of the foregoing, the corporation may take any action otherwise prohibited under clauses (5), (11), (16) and (20) of this ARTICLE ELEVENTH if such action is taken with respect to the corporation’s own direct or indirect subsidiaries, and the corporation’s own direct and indirect subsidiaries may take any such action if such action is taken with respect to the corporation or other direct or indirect subsidiaries of the corporation.

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TWELFTH:  The corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities. The Board of Directors may base a determination that a dividend or other distribution is not prohibited under the limitation contained in the preceding sentence either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances. The corporation shall have the power to issue shares as a share dividend or other distribution in respect of issued and outstanding shares.